Exhibit 2.22

AMENDMENT NO. 2

TO

STOCK PURCHASE AGREEMENT

This Amendment No. 2 (the “Amendment”) is made and entered into as of February 1, 2016 (the “Effective Date”), by and among TriGen Insurance Solutions, Inc., a Delaware corporation (as successor in interest by merger to TriGen Holdings Group, Inc.) (“Company”), Carla A. Busick and W. Christopher Rhoden, each an individual (together, the “Class A Sellers”), Martin H. Jones, an individual (the “Class B Seller”, and together with the Class A Sellers, the “Sellers”), and Patriot Services, Inc., a Delaware corporation (“Buyer”).

WHEREAS, the Company, the Sellers and Buyer are party to that certain Stock Purchase Agreement dated as of March 31, 2015, as amended by that certain Amendment No. 1 dated April 13, 2015 (the “Purchase Agreement”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Purchase Agreement.

2. Amendments to the Purchase Agreement. As of the Effective Date, the Purchase Agreement is hereby amended or modified as follows:

a)Section 1.3 is hereby amended and restated in its entirety as set forth below:

“Class B Purchase Price. Subject to the terms and conditions set forth herein, the purchase price for the Class B Shares (the “Class B Purchase Price”) shall be an amount equal to Four Million Five Hundred Thousand Dollars ($4,500,000). The Class B Purchase Price shall be paid in the amount and in the manner set forth in Article II.”

a)Section 2.2 is hereby amended and restated in its entirety as set forth below:

“Subsequent Payments.  Buyer shall pay the Class B Purchase Price to the Class B Seller in two (2) installments as follows: (i) Two Million Five Hundred Thousand Dollars ($2,500,000) payable on February 1, 2016 and (ii) Two Million Dollars ($2,000,000) payable on April 1, 2016; each such payment to be made by wire transfer of immediately available funds to the bank account specified by the Class B Seller on Schedule 2.2”

3. Date of Effectiveness; Limited Effect. This Amendment will be deemed effective as of the Effective Date. Except as expressly provided in this Amendment, all of the terms and provisions of the Purchase Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Purchase Agreement or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the Effective Date, each reference in the Purchase Agreement to "this Agreement," "the Agreement," "hereunder," "hereof," "herein" or words of like import will mean and be a reference to the Purchase Agreement as amended by this Amendment.

4. Miscellaneous.

a) This Amendment is governed by, and construed in accordance with, the laws of the State of Florida, without regard to the conflict of laws provisions of such State.

b) This Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective successors and permitted assigns.

c) The headings in this Amendment are for reference only and do not affect the interpretation of this Amendment.

d) This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement.

e) This Amendment constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

PATRIOT SERVICES, INC. By:/s/ Steven M. Mariano Name:Steven M. Mariano Title:President and CEO	TRIGEN INSURANCE SOLUTIONS, INC. By:/s/ Carla A. Busick Name:Carla A. Busick Title:CEO
Class A Sellers: By:/s/ Carla A. Busick Name:Carla A. Busick By:/s/ W. Christopher Rhoden Name:W. Christopher Rhoden
Class B Seller: By:/s/ Martin H. Jones Name:Martin H. Jones